Exhibit 99.1
September 16, 2016

Mr. Jeffrey Bronchick, CFA
Cove Street Capital
2101 E. El Segundo Blvd., Suite 302
El Segundo, CA 90245

Dear Jeff:

With respect to the matters raised in your letter of August 11, 2016, Westell’s Board, with the assistance of Alvarez & Marsal, a global consulting firm with expertise in business performance improvement and turnaround management services, reviewed the implementation of the comprehensive expense reduction plan that the Board approved in July.

As we noted at our Annual Meeting of Stockholders, that plan is being implemented with great speed and focus, and the Board continues to believe it is likely to be successful in achieving its objective of reducing Westell’s cost structure significantly, positioning the Company to generate stockholder value.

The Board appreciates your perspectives, as we do all stockholders’, expressed most recently at our Annual Meeting. We have a substantial equity stake in Westell and are committed to increasing the value of all stockholders’ investments. Having reviewed the cost reduction plan’s implementation, we believe its continued execution is the best way to accomplish that objective.

Very truly yours,

/s/ J. Thomas Gruenwald
J. Thomas Gruenwald
Chairman, President and CEO

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